Exhibit 16.1

                              AMICI VENTURES, INC.

October 7, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Item 4, Form 8-K Filed by Amici Ventures, Inc. ("the Company") on September 29, 2004, File No. 333-60958

Gentlemen:

      Reference is hereby made to your letter dated October 1, 2004. The following responses are keyed to the numbered paragraphs of your letter.

1. We have amended the Form 8-K Filed September 29, 2004, SEC File No.:
333-60958 to state that the Company's former accountant declined to stand for re-election and to conduct an audit of our financial statements for our fiscal year ended June 30, 2003.

2. We have further amended the Form 8-K to disclose that we had not consulted with Livingston, Wachtell & Company, LLP regarding the items detailed in Regulation S-B Item 304 (a) (2) during the two years prior to their engagement.

3. In connection with our responses to your comments the Company acknowledges that:

      o the Company is responsible for the adequacy and accuracy of the disclosure in the filings;

      o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

      o the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Amici Ventures, Inc.


By: /s/ James S. Cardwell
--------------------------
James S. Cardwell, Chief Financial Officer

              511 West 25th Street, Suite 503 o New York, NY 10001
                    Tel: (212) 414-9600 o Fax: (212) 924-9183